UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*



                               Percon Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     71361E1
                         ------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 4 pages

                                       13G
CUSIP No. 71361E1                                              Page 2 of 5 Pages

  1)    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        James E. Navarre
        ------------------------------------------------------------------------

  2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)   [   ]
                                                                  (b)   [   ]

     3) SEC USE ONLY   _________________________________________________________



  4)    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
        ------------------------------------------------------------------------

                        5)   SOLE VOTING POWER
       NUMBER OF
                            0
       SHARES               ----------------------------------------------------

       BENEFICIALLY     6)   SHARED VOTING POWER

       OWNED BY
                             ---------------------------------------------------
       EACH

       REPORTING        7)   SOLE DISPOSITIVE POWER

       PERSON               0
                             ---------------------------------------------------
       WITH
                        8)   SHARED DISPOSITIVE POWER
                             ---------------------------------------------------

9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
       -------------------------------------------------------------------------

10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                          [   ]

       -------------------------------------------------------------------------

11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
       -------------------------------------------------------------------------

12)    TYPE OF REPORTING PERSON*

       IN
       -------------------------------------------------------------------------

                                Page 2 of 4 pages

Item 1.   Issuer

     (a)  The name of the Issuer is Percon Incorporated.

     (b) The Issuer's executive offices are located at 1720 Willow Creek Circle, Suite 530, Eugene, OR 97402-9171.

Item 2.   Reporting Person and Security

     (a)  This Statement is filed by Mr. James E. Navarre, an individual.

     (b) Mr. Navarre's residence address is 9428 NE 1st Street, Bellevue, WA 98004.

     (c)  Mr. Navarre is a citizen of the United States of America.

     (d)  This Statement relates to shares of Common Stock of Percon
Incorporated.

     (e) The CUSIP number assigned to the Common Stock of the Issuer is 71361E1.

Item 3.   Filings Pursuant to Rule 13d-1(b) or 13d-2(b)

     Not applicable.

Item 4.   Ownership

     Not applicable.

Item 5.   Ownership of Five Percent or Less of a Class

     This statement is being filed to report that as of the date hereof, Mr. Navarre has ceased to be the beneficial owner of more than five percent of the Issuer's Common Stock.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

     Not applicable.

Item 8.   Identification and Classification of Members of the Group

     Not applicable.

Item 9.   Notice of Dissolution of Group

     Not applicable.

Item 10.  Certification

     Not applicable.

                                Page 3 of 4 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 24, 1998
                                             -----------------------------------
                                                         Date


                                                    SARAH NAVARRE
                                             -----------------------------------
                                             Sarah Navarre, as Executrix of the
                                                 Estate of James E. Navarre

                                Page 4 of 4 pages